UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/29/2010

Identive Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-29440

Delaware	77-0444317
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1900-B Carnegie Avenue
Santa Ana, CA 92705
(Address of principal executive offices, including zip code)

949-250-8888
(Registrant’s telephone number, including area code)

SCM Microsystems, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On October 29, 2010, Identive Group, Inc. and its wholly owned subsidiary SCM Microsystems (Asia) Pte. Ltd. (together, the "Company") entered into a Share Purchase Agreement with FCI Asia Pte. Ltd., FCI SA and FCI Connectors Singapore Pte. Ltd. (collectively, "FCI") under which the Company will acquire all the shares and intellectual property of FCI Smartag Pte. Ltd. ("Smartag") in a cash and debt transaction (the "Share Purchase Agreement").

Smartag is a Singapore-based manufacturer of high frequency ("HF") and ultra high frequency ("UHF") radio frequency identification ("RFID") inlays and inlay-based solutions including labels and tags used for asset tracking, cards and stickers used for e-payment and ticketing transactions, and near field communication ("NFC") labels used to enable secure payments with mobile devices.

Under the Share Purchase Agreement, the Company will pay FCI approximately $4.1 million, consisting of a one-time payment at the close of the transaction of approximately $1.0 million and a promissory note for approximately $3.1 million. The promissory note carries an interest rate of 6% per year and is payable within 30 months from the closing date.

The transaction is expected to close in November 2010, subject to various customary closing conditions.

A copy of the press release announcing the planned acquisition of Smartag is attached as Exhibit 99.1 hereto.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits

Exhibit        Description

99.1        Press release dated November 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Identive Group, Inc.

Date: November 01, 2010	By:	/s/ Melvin Denton-Thompson
Melvin Denton-Thompson
Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press release announcing Smartag acquisition